SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A STATEMENT


                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant    /_/  Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/_/  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
/_/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/_/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              DEL WEBB CORPORATION
                   -------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              PACIFIC PARTNERS, LLC
 -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT: Denise D. Resnik

                  (602) 956-8834



                       DEL WEBB'S POOR PERFORMANCE DRIVES

                          PACIFIC PARTNERS' PROXY FIGHT

         PHOENIX  (October 25, 2000) - Poor  stockholder  returns and entrenched management  are the issues  driving a proxy  fight for two seats on the board of

Del Webb Corp.  (NYSE:WBB).  Pacific Partners,  LLC, a private investment group,

announced that retirement community developer Del Webb ranked dead last in terms of stockholder returns among similar homebuilding companies. Del Webb ranked No.

11 out of 11 companies with a five-year total return of negative 32 percent;  10 out of 11 with a three-year total return of negative 4.7 percent;  and 10 out of

11 with a one-year total return of negative 35.9 percent. See chart below:

Total peer group ranked by one-, three- and five-year returns through
June 30, 2000

                                                        Debt/Book     1 year total     3 year total      5 year total
        Company                                          Capital           return           return            return
--------------------------------------------------------------------------------------------------------------------

        CENTEX CORP                                       58.0%           -37.1%            17.4%             70.9%
        D R HORTON INC                                    60.5%           -17.5%            33.7%             57.3%
        HOVNANIAN ENTRPRS INC                             65.4%           -31.4%            -5.9%              3.2%
        KAUFMAN & BROAD HOME CORP                         66.8%           -19.3%            17.5%             48.3%
        LENNAR CORP                                       62.2%           -15.3%            66.0%            188.9%
        MDC HOLDINGS INC                                  40.8%           -12.3%           108.0%            217.6%
        PULTE CORP                                        45.9%            -5.6%            27.5%             60.1%
        RYLAND GROUP INC                                  65.2%           -25.0%            60.1%             52.1%
        STANDARD PACIFIC CP                               48.1%           -21.1%             2.8%             58.7%
        TOLL BROTHERS INC                                 54.2%            -4.4%            11.6%             28.1%
--------------------------------------------------------------------------------------------------------------------
Arithmetic average                                        56.7%           -18.9%            33.9%             78.5%
--------------------------------------------------------------------------------------------------------------------

        DEL WEBB                                          67.6%           -35.9%            -4.7%            -31.9%

                                       1

         The  companies  in the survey are the same as those used by Del Webb in constructing its total return to stockholder chart found on page 15 of its proxy statement  dated  September 22, 2000,  except for the inclusion of MDC Holdings,

Inc. MDC's  principal line of business,  geographic  areas of operations and its product  price  points  are  similar to those of Del  Webb's.  The  returns  are measured through June 30, 2000, the end of Del Webb's fiscal year and consistent with the performance graph included in Del Webb's proxy statement.

Del Webb's Shaky Foundation

         Del Webb  has  stated  that  they  have  laid  the  foundation  for the company's future growth.  However,  Pacific  Partners  believes Del Webb's heavy debt load and high operating  costs have resulted in the firm's poor  historical performance in terms of generating returns to stockholders and achieving greater profitability.

         Pacific  Partners owns in excess of 1 million shares of common stock or

5.49 percent of Del Webb. "We're long-term  investors concerned about the future of Del Webb," explained Garth Wieger, a principal of Pacific Partners and CEO of

Journey Homes based in  Scottsdale,  Ariz.  "We haven't sold a single share.  We would like the company  management to be responsive  to  stockholders,  the true owners of Del Webb."

         Pacific  Partners  believes  that its  campaign  is starting to have an impact.  "As a  result  of our  criticism,  we  understand  that Del Webb is now amending a proposed new management equity incentive plan to clarify that options granted under the proposed plan may not be effectively  re-priced.  In addition,

after we filed our papers for our proxy campaign Del Webb  apparently  revisited

J.F. Shea Company's offer to purchase Del Webb; an offer that had been dubbed as

"deficient  in many  ways" by Del  Webb CEO  LeRoy  Hanneman  when it was  first publicly disclosed on September 25, 2000," Mr. Wieger said.

         Pacific  Partners  met  with  Del  Webb  management  and  made  several

substantive recommendations including: |X| the creation of smaller communities -

compared to Del Webb's current strategy of developing massive communities -- that require smaller initial investments in infrastructure;

|X|                the   leveraging   of  the  Del  Webb  brand   name   through
                   partnerships, joint ventures and licensing arrangements with other builders and business entities;

|X| the need to streamline operations to reduce SG&A expense in an appropriate manner to be more inline with peer group comparables;

|X| establish recurring sources of revenue such as continued ownership of commercial properties and other aspects of communities developed by the company.

         "By shining a bright  public  light on the  weaknesses  of Del Webb,  I

believe  that  Pacific   Partners  has  already  made  a  contribution   to  the

stockholders of the company," Mr. Wieger said.  "Once on the board, our nominees are committed to seeking out and investigating  all reasonable  alternatives for maximizing  stockholder  value and operating the company in a more efficient and profitable  manner. As a long-term  investor,  Pacific Partners will continue to make every  effort to ensure that Del Webb moves in a direction  that we believe will maximize returns to stockholders.


Experience of Pacific Partners' nominees

         Pacific  Partners is  soliciting  proxies for use at Del Webb's  annual stockholders  meeting,  scheduled  for  November  2,  2000,  for the  purpose of electing two Pacific  Partner  nominees to Del Webb's board of directors  and to vote against two management compensation programs.

         Pacific Partners' board nominees are successful businessmen with proven track records. William S. Levine is the manager of Pacific Partners and chairman of Infinity  Outdoor,  Inc.  As board  chairman of Outdoor  Systems,  Inc.  (now

Infinity Outdoor), an outdoor media firm, Mr. Levine was deeply involved in the company's growth through acquisitions and interfaced regularly with financial sources and Wall Street. From its initial public offering in 1996 until its sale in December  1999 to  Infinity  Broadcasting  Corporation,  the stock of Outdoor

Systems  increased  more than  2,400  percent.  The sale of  Outdoor  Systems to

Infinity Broadcasting was in excess of $8 billion.

         Brian J. O'Connor is senior vice president of Hutchison,  Shokey, Erley

& Co., a financial  services company.  He has extensive  experience in financial matters, including tax-free infrastructure financing.  Pacific Partners believes that Mr.  O'Connor  would be a strong  and  independent  director  and he has no financial  interest in Pacific Partners.  Together,  Mr. Levine and Mr. O'Connor

will use their collective experience and high performance standards to ask tough questions  and expose  senior  management  to new horizons and new  paradigms to assist the directors in making sure that the Del Webb board makes decisions that are in the best interest of the company and its stockholders.

         A partner of Pacific Partners,  Auturo R. Moreno,  president and CEO of

Outdoor Systems (now Infinity  Outdoor),  directed and managed a company,  which became the largest billboard company in the United States, Canada and Mexico.

         In  addition,   two  principals  of  Pacific   Partners  are  respected

homebuilding  executives  with a combined  40 years of  hands-on  experience  in

starting  and  successfully   managing  large   conventional  and  active  adult

homebuilding  entities.  They are Mr. Wieger,  CEO of Journey Homes,  and Joseph

Contadino,  owner of Universal  Homes.  Mr.  Wieger was president and CEO of UDC

Homes from 1996 to 1998.  Following the acquisition of UDC by Shea, he served as

COO of Shea Homes.

         Mr. Contadino joined Del Webb after his company,  Coventry Homes,  sold to Del Webb in late 1990. He was appointed  executive vice president of Del Webb early in 1996.

Support a Mandate for Change

         Although the current Del Webb  directors have 72 total years of service to Del Webb,  they (a) own less than 1 percent of the  outstanding  common stock

(excluding  shares held subject to unexercised  options) and (b) are responsible for the business plan and corporate culture that has produced the poor financial results for  stockholders  mentioned above. Mr. Levine of Pacific Partners has a direct  financial  interest in  approximately  424,000 shares of Del Webb common stock,  more  than  twice  as  many as all of the Del  Webb  directors  combined

(excluding  unexercised stock options). Mr. O'Connor owns 2,000 shares, twice as many shares as the two outside  incumbent  directors  currently  up for election

(again,  excluding  unexercised  stock options) and more than any other director except  Peter A.  Nelson (16 years of service;  7,000  shares) and Sam Yellen (9 years of service; 2,000 shares).

         "It's time to have board members whose interests are truly aligned with those of all other Del Webb stockholders," Mr. Wieger said.

         Pacific  Partners asks all Del Webb  stockholders to review the Pacific

Partners proxy statement dated October 19, 2000 carefully.  The Pacific Partners nominees for directors  are committed to  investigating  all  opportunities  for maximizing  stockholder  value,  including  Shea  and  others  that  may  become available.  "While our nominees,  if elected,  will not constitute a majority of the Del Webb  board,  we believe  that the  election of our  nominees  should be recognized  by the other  directors as a mandate for change.  Even as a minority presence, they will be an active presence committed to pursuing avenues designed to deal with  current  challenges  that we believe are  impeding  the  company's financial flexibility and greater profitability," Wieger said.

                TIME IS SHORT. THE ANNUAL MEETING IS NOVEMBER 2.

                        VOTE YOUR BLUE PROXY CARD TODAY.

         By now, Del Webb stockholders should have received Pacific Partners' Proxy Statement and the enclosed BLUE Proxy Card to be used for voting for Pacific Partners' nominees.

         REMEMBER: EVEN IF YOU HAVE ALREADY VOTED A PROXY CARD IN FAVOR OF MANAGEMENT'S NOMINEES, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND VOTE A BLUE PROXY CARD FOR PACIFIC PARTNERS' NOMINEES. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT IN THE FINAL TALLY.

         Your vote is very important. If you have any questions about voting, please contact D.F. King & Co., Inc.

                     D.F. King & Co., Inc. - 1-800-207-2872

                                       or

                               jcornwel@dfking.com

                                Please Vote Today

         Information  regarding the identity of the person who, under SEC rules,

may be deemed to be participants in Pacific Partners' solicitation of Del Webb's stockholders,  and their interests in the soliciation,  are set forth in Pacific

Partners' definitive proxy statement filed October 19, 2000 with the SEC. Copies of the definitive  proxy statement are being mailed to Del Webb's  stockholders.

Stockholders  are urged to read the Pacific  Partners  proxy  statement  and any other  relevant  documents  that may be filed with the SEC because  they contain important  information.  All of these  materials are available free of charge at the Pacific  Partners Web site  (www.pacificpartners.bizland.com).  Stockholders can  obtain  copies  of these  documents  free of  charge  at the SEC's Web site

(www.sec.gov).  Copies are also  available  free of charge from D.F.  King & Co.

Inc. at  1-800-207-2872  or  jcornwel@dfking.com.  Stockholders  should read the

Pacific Partners proxy statement carefully before making any voting decisions.

                                      -30-

                                       6